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                       SUB-INVESTMENT ADVISORY AGREEMENT


                                                                  April 13, 1995


Emerging Markets Management
1001 Nineteenth Street North
Arlington, Virginia  22209-1722

Dear Sirs:

          Mitchell Hutchins/Kidder, Peabody Investment Trust II, a business trust formed under the laws of the Commonwealth of Massachusetts (the 'Trust') and Mitchell Hutchins Asset Management Inc. ('Mitchell Hutchins'), the Fund's manager, confirm their agreement with Emerging Markets Management, a partnership organized under the laws of the District of Columbia ('EMM'), with respect to EMM's serving as the investment adviser of Mitchell Hutchins/Kidder, Peabody Emerging Markets Equity Fund (the 'Fund'), a series of the Trust, as follows:

          Section 1. Services as Investment Adviser.

          (a) The Trust anticipates that the Fund will employ its capital by investing and reinvesting in investments of the type specified in the Trust's Declaration of Trust dated August 10, 1992, as amended from time to time (the 'Declaration of Trust'), and in the current Prospectus and Statement of Additional Information describing the Fund as from time to time in effect, and in the manner and to the extent approved by the Board of Trustees of the Trust. Copies of the current Prospectus and Statement of Additional Information describing the Fund have been submitted to EMM and Mitchell Hutchins.

          (b) Under an agreement dated as of April 13, 1995 between the Trust and Mitchell Hutchins relating to the Fund (the 'Management Agreement'), Mitchell Hutchins serves as the Fund's manager and has the responsibility of selecting and compensating an investment adviser to the Fund. Acting pursuant to the authority provided in the Management Agreement, Mitchell Hutchins selects EMM


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to serve as the Fund's investment  adviser  for  the  compensation  set  out  in
Section 4 of this Agreement.

          (c) Subject to the supervision and direction of the Trust's Board of Trustees, and subject to review by Mitchell Hutchins, EMM, as the Fund's investment adviser, will manage the Fund's portfolio in accordance with the investment objective and stated policies of the Fund, will make investment decisions for the Fund and will place purchase and sale orders for the Fund's portfolio transactions.

          (d) EMM will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.

          (e) EMM will notify Mitchell Hutchins and the Trust of any changes in the membership of EMM within ten (10) days after that change has occurred.

          Section 2. Selection of Investments on Behalf of the Fund.

          Unless otherwise set forth in the current Prospectus describing the Fund or directed by Mitchell Hutchins or the Trust, EMM will, in selecting brokers or dealers to effect transactions on behalf of the Fund, give primary consideration to securing the most favorable price and efficient execution. In so doing, EMM may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any transaction to which the Fund is a party or other transactions to which other clients of EMM may be a party. The Trust recognizes the desirability of EMM's having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to the Fund than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. The Trust, thus, authorizes EMM, to the extent permitted by applicable law and regulations, to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide supplemental investment and market research and security and economic analyses, subject to review by the Trustees of the Trust and of Mitchell Hutchins from time to time with respect to the extent and continuation of this practice. The Trust understands that the services provided by those brokers may be useful to EMM in connection with its services to other clients.

          Section 3. Costs and Expenses.

          EMM will bear the cost of rendering the services it is obligated to provide under this Agreement and will, at its own

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expense,  pay the salaries of all officers and employees who are employed by it.
EMM will provide the Fund with investment officers who are authorized by the Trust's Board of Trustees to execute purchases and sales of securities on behalf of the Fund and will employ a professional staff of portfolio managers who draw upon a variety of sources for research information for the Fund. Other expenses to be incurred in the operation of the Fund and not specifically borne by Mitchell Hutchins or EMM will be borne by the Fund, including: Mitchell Hutchins' fees for services rendered under the Management Agreement; shareholder servicing and distribution fees paid to Mitchell Hutchins under the terms of the Trust's plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the '1940 Act'); charges and expenses of any registrar, custodian, transfer and dividend disbursing agent providing services to the Trust in connection with the Fund; brokerage fees and commissions; taxes; engraving and printing of the Fund's share certificates, if any; registration costs of the Fund and its shares under federal and state securities laws; the cost and expense of printing, including typesetting, and distributing of prospectuses describing the Fund and supplements to those prospectuses to regulatory authorities and the Fund's shareholders; all expenses incurred in conducting meetings of the Fund's shareholders and meetings of the Trust's Board of Trustees relating to the Fund; all expenses incurred in preparing, printing and mailing proxy statements and reports to shareholders of the Fund; fees and travel expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not employees of Mitchell Hutchins, EMM, or any of their affiliates; all expenses incident to any dividend, withdrawal or redemption options provided to Fund shareholders; charges and expenses of any outside service used for pricing the Fund's portfolio securities and calculating the net asset value of the Fund's shares; fees and expenses of legal counsel, including counsel to the members of the Trust's Board of Trustees who are not interested persons of the Fund, Mitchell Hutchins or EMM, and independent auditors; membership dues of industry associations; interest on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust that inure to their benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification relating thereto); and all other costs of the Fund's operations.

          Section 4. Compensation.

          In consideration of services rendered pursuant to this Agreement, Mitchell Hutchins will pay EMM on the Trust's first business day of each month a fee that is accrued daily at the annual rate of 1.12% of the value of the Fund's average daily net assets on assets up to $100 million and 0.90% on the fund's average daily net assets equal to or in excess of $100 million. The fee for the period from the date the Trust's registration statement

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describing the Fund (the 'Registration  Statement') is declared effective by the
Securities and Exchange Commission (the 'Commission') to the end of the month during which the Registration Statement is declared effective by the Commission will be prorated according to the proportion that the period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for the portion of the month in which this Agreement is in effect will be prorated according to the proportion that the portion bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purposes of determining fees payable to EMM under this Agreement, the value of the Fund's net assets will be computed in the manner described in the Trust's current Prospectus and/or Statement of Additional Information describing the Fund.

          Section 5. Excess Expense Reimbursement.

          If, in any fiscal year of the Fund, the aggregate expenses of the Fund (including management fees, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities authorities, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Trust, EMM will not be required to reimburse Mitchell Hutchins for any amount Mitchell Hutchins is required to reimburse the Trust under the Management Agreement.

          Section 6. Services to Other Companies or Accounts.

          (a) The Trust and Mitchell Hutchins understand and acknowledge that EMM now acts and will continue to act as investment manger or adviser to various fiduciary or other managed accounts, and the Trust and Mitchell Hutchins have no objection to EMM's so acting, so long as that when the Fund and any account served by EMM are prepared to invest in, or desire to dispose of, the same security, available investments or opportunities for sales will be allocated in a manner believed by EMM to be equitable to the Fund and the account. The Trust and Mitchell Hutchins recognize that, in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

          (b) The Trust and Mitchell Hutchins understand and acknowledge that the persons employed by EMM to assist in the performance of its duties under this Agreement will not devote their full time to that service; nothing contained in this Agreement will be deemed to limit or restrict the right of EMM or any affiliate of EMM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.


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          Section 7. Continuance and Termination of the Agreement.

          (a) This Agreement will become effective as of April 13, 1995, and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Trustees of the Trust or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Trustees who are not 'interested persons' (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

          (b) This Agreement is terminable without penalty, by the Trust on not more than 60 nor less than 30 days' notice to Mitchell Hutchins and EMM, by vote of holders of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, or by Mitchell Hutchins or EMM on not more than 60 nor less than 30 days' notice to the Trust.

          (c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act or in rules adopted under the 1940 Act).

          Section 8. Filing of Declaration of Trust.

          The Trust represents that a copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and with the Boston City Clerk.

          Section 9. Limitation of Liability.

          (a) EMM will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of EMM in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Trust, in respect of the Fund, shall reimburse to EMM its reasonable attorneys' fees and other expenses incurred in the defense of any suit or proceeding arising out of circumstances described in the preceding sentence, provided that any such reimbursement is consistent with the statement of the position of the staff of The Securities and Exchange Commission regarding indemnification by investment companies (Investment Company Act Release No. 11330 (September 4, 1980) or any successor statement relating to indemnification by investment companies and reimbursement of expenses related thereto. Any person, even though


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also an officer,  director,  employee  or agent of EMM,  who may be or become an officer, Trustee, employee or agent of the Trust, will be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering services to, or acting solely for, the Trust and not as an officer, director, employee or agent, or one under the control or direction of, EMM even though paid by EMM.

          (b) The Trust, Mitchell Hutchins and EMM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Fund, will be liable for any claims against any other series.

          Section 10. Choice of Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

          Section 11. Dates.

          This Agreement has been executed by the Trust and Mitchell Hutchins as of April 13, 1995 and will become effective as of that date.

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          If the terms and  conditions  described  above are in accordance  with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy this Agreement.


                                       MITCHELL HUTCHINS/KIDDER, PEABODY
                                       INVESTMENT TRUST II


                                       By:___________________________________


                                       MITCHELL HUTCHINS ASSET MANAGEMENT
                                       INC.


                                       By:_________________________________


Accepted:

EMERGING MARKETS MANAGEMENT


BY:  EMERGING MARKETS INVESTORS CORPORATION
               Managing Partner

By:______________________________
           President


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